EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Claude Davis to retire as executive officer of First Financial Bancorp, will remain Board Chair

Cincinnati, OH – June 5, 2019 – First Financial Bancorp. (Nasdaq: FFBC) announced today that Claude E. Davis will retire as an executive officer of First Financial Bancorp, effective December 31, 2019. Mr. Davis will remain in his role as chair of the Board of Directors of First Financial Bancorp, a position he has held since 2018, and chair of the Board of Directors of First Financial Bank, a position he has held since October 1, 2004.

“I recently requested that First Financial’s Board of Directors consider a change in my current role as an executive officer of the Company,” Mr. Davis said. “I’m happy to share that the Board has approved my recommendation, and I will be retiring as an executive officer at the end of 2019, transitioning to the role of non-executive chair of the board at that time.”

In addition to his role as board chair, Mr. Davis will work with Archie M. Brown, First Financial Bank’s president and chief executive officer, in an advisory capacity to provide guidance with strategic planning, risk management, capital deployment initiatives and investor relations strategies.

“Claude and I have worked together extremely well leading up to, and following, last year’s merger of First Financial Bank and MainSource Bank,” Mr. Brown said. “The close partnership we formed has set a positive tone for the organization and helped contribute to the overall success we’ve experienced. I look forward to Claude’s guidance and our continued partnership as we move forward and know that our Company and shareholders are in good hands with his continued leadership of our board.”

“The timing of this change reflects the success of our management transition,” Mr. Davis added. “After the merger, we assembled an exceptionally talented executive management team and established a strong vision for where we wanted to take the Company. The success of that plan has been taking shape, due in large part to Archie’s leadership and the ability of our executive team to create a strategic plan and to bring it to life in such an accelerated timeframe. As a result, this is the perfect time to transition full leadership responsibilities to Archie and the management team.”

The timing of the change allows First Financial to maintain consistency throughout Mr. Davis’ transition. While his leadership as board chair will continue, Mr. Davis’ retirement from the Company will allow him the flexibility to pursue new business ventures and other personal interests.

Mr. Davis previously served as First Financial Bank’s chief executive officer from October 2004 to April 2018. Under his leadership as CEO, the bank more than quadrupled in size, moved its headquarters to Cincinnati, Ohio, expanded to new markets including Dayton, Columbus, Ohio, Indianapolis and Louisville, and established a commercial finance business with a nationwide footprint.

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About First Financial Bancorp.
First Financial Bancorp. is a Cincinnati, Ohio based bank holding company. As of March 31, 2019, the Company had $14.1 billion in assets, $8.8 billion in loans, $10.1 billion in deposits and $2.1 billion in shareholders’ equity. The Company’s subsidiary, First Financial Bank, founded in 1863, provides banking and financial services products through its six lines of business: Commercial, Retail Banking, Investment Commercial Real Estate, Mortgage Banking, Commercial Finance and Wealth Management. These business units provide traditional banking services to business and retail clients. Wealth Management provides wealth planning, portfolio management, trust and estate, brokerage and retirement plan services and had approximately $2.6 billion in assets under management as of March 31, 2019. The Company operated 159 banking centers as of March 31, 2019, primarily in Ohio, Indiana and Kentucky, while the Commercial Finance business lends into targeted industry verticals on a nationwide basis.
Additional information about the Company, including its products, services and banking locations, is available at www.bankatfirst.com.

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